Exhibit 10.1

June 29, 2020

Andrew Oh

[***]

[***]

Re:Transitional Services and Separation Agreement

Dear Andrew:

This letter confirms that your employment with Rubius Therapeutics, Inc. (the “Company”) will be ending. The Company appreciates your contributions and would like to make this transition as seamless as possible. With this in mind, we are proposing an arrangement that allows you to remain employed by the Company during a transition period, after which you would be eligible to receive certain severance benefits.

If signed, this letter will become a binding agreement between you and the Company (the “Agreement”) upon the Effective Date of this Agreement (as defined below) and will fully supersede other agreements or understandings between you and the Company relating to your employment, compensation, severance pay and benefits, and stock options, including without limitation the Employment Agreement between you and the Company dated June 29, 2018 (the “Employment Agreement”), except as otherwise set forth herein; provided that the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement between you and the Company dated December 7, 2017 (the “Restrictive Covenants Agreement”), as well as the stock option agreements between you and the Company made in connection with each of your outstanding stock option grants as of the date hereof (collectively, along with the Company’s equity plan(s), as may be amended, the “Equity Documents”), shall remain in full force and effect both during and after your employment relationship with the Company. For purposes of this Agreement, the Equity Documents, the Restrictive Covenants Agreement and any and all assignment(s) of invention(s), restrictive covenant(s), or confidentiality agreements shall be referred to as the “Preserved Agreements.” Subject to Section 13(g) below, this Agreement and the Preserved Agreements set forth all of the contractual rights and obligations between you and the Company, and you shall not be entitled to any other payments or benefits except as specifically set forth in those documents. For the avoidance of doubt, the Company’s Insider Trading Policy shall continue to be in effect during and after your employment relationship, as applicable. Regardless of whether you enter into this Agreement, you will be entitled to the Accrued Benefit (as defined in the Employment Agreement) upon the ending of your employment.

With those understandings, the Agreement between you and the Company is as follows:

Transition from Employment

Transition Period. If you sign and comply with this Agreement, your at-will employment will continue, along with the compensation and benefits specified below in Section 3 until December 31, 2020 (the “Anticipated Separation Date”) unless you are sooner terminated by the Company for Cause or the Company otherwise agrees, at your request, to an earlier last day of employment. The actual last day of your employment shall be referred to herein as the “Separation Date,” and the time period between the date of this letter and the Separation Date shall be referred to herein as the “Transition Period.” For purposes of this Agreement, “Cause” shall have the same meaning as set forth in Section 3(c) of the Employment Agreement.

Services During the Transition Period. During the Transition Period, unless your employment is sooner terminated by the Company for Cause or you resign, you will continue to work and provide services to the Company on a full-time basis as the Company’s Chief Financial Officer, unless otherwise requested by the Company’s Chief Executive Officer (the “CEO”); provided, however, that if the Company hires a new Chief Financial Officer during the Transition Period, you will transition to the role of Senior Advisor and for the remainder of the Transition Period will provide services to the Company on a part-time, as-needed basis, as reasonably determined by the Company. Your services during the Transition Period are expected to include, without limitation, transitioning your role and helping with the Company’s search for a new Chief Financial Officer to the extent requested by the Company.

For the avoidance of doubt, by signing this Agreement, you hereby waive any application of the Good Reason definition set forth in Section 3(e) of the Employment Agreement and acknowledge and agree that you shall have no Good Reason termination rights.

Conditions

To receive the benefits set forth in this Agreement, you must satisfy each of the following “Conditions”: (i) enter into and comply with this Agreement, including but not limited to the Continuing Obligations (as defined below); (ii) not either (A) be terminated by the Company for Cause, or (B) resign prior to the Anticipated Separation Date, unless the Company otherwise agrees to your request of an earlier Separation Date; and (iii) provide services and work cooperatively to the reasonable satisfaction of the CEO during the Transition Period.

Compensation; Benefits and Vesting during Transition Period

Provided that you satisfy each of the Conditions set forth in the preceding section, during the Transition Period (including any portion of the Transition Period that you are employed as Senior Advisor): (i) you will continue to be paid your current base salary (the “Base Salary”); (ii) remain eligible to participate in the Company’s group employee benefit plans; and (iii)  your outstanding equity grants will continue to vest through the Separation Date consistent with the Equity Documents.

You will not be eligible for any bonus or other incentive compensation with respect to your performance in 2020.

For the avoidance of doubt, if the Company terminates your employment for Cause or you resign without the Company’s consent prior to the Anticipated Separation Date, or if you fail to satisfy any of the Conditions, then your employment will end, you will cease vesting as of the Separation Date, you shall be entitled to the Base Salary accrued to you through the Separation Date, and you shall have no further rights to any compensation or benefits from the Company or any of its affiliates.

Severance Benefits

If you satisfy the Conditions, then, subject to you executing the certificate attached hereto as Exhibit A, which updates the release of claims set forth in Section 8 of this Agreement (the “Certificate”), within the timeframe set forth therein, the Company will provide you with the following “Severance Benefits”:

Severance Amount. The Company will pay you an amount equal to nine (9) months of your Base Salary (the “Severance Amount”), with such payments made in substantially equal installments in accordance with the Company’s regular payroll practice over nine (9) months commencing on the first payroll date following the Effective Date of the Certificate.

Health Benefit Continuation. If you properly elect to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company will provide nine (9) months of COBRA premiums for you and your eligible dependents at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to the Separation Date; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), provided that you are enrolled in the Company’s health care programs immediately prior to the Separation Date, the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the portion of the COBRA premiums for you and your eligible dependents to continue your group health coverage in effect on the Separation Date at the Company’s normal rate of contribution for employee coverage at the level in effect immediately prior to the Separation Date for a period of nine (9) months. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

Continuing Obligations

By executing this Agreement, you reaffirm the terms of the Restrictive Covenants Agreement, the terms of which are hereby incorporated as material terms of this Agreement, including without limitation your obligation not to disclose the Company’s confidential information, to return documents and other property of the Company by the earlier of a request by the CEO or the Separation Date, and to refrain from certain competition and solicitation activities for a period of twelve (12) months after the Separation Date. The obligations under the Restrictive Covenants Agreement along with Sections 6 and 7 of this Agreement are together the “Continuing Obligations.”

Non-Disparagement and Communications about Your Departure

Subject to Section 9 of this Agreement:

Non-Disparagement. You agree to take no action or make any statements, written or oral, that are disparaging about or adverse to the business interests of the Company or its employees, directors, officers, agents, products or services. The Company agrees to instruct the Company’s current directors and officers to take no action or make any statements, written or oral, that are disparaging to you or adverse to your interests. This non-disparagement obligation shall not apply to truthful testimony in a legal proceeding.

Communications about Your Departure. You agree that you will not (without the prior written approval of the Company) communicate about your transition or departure with anyone until after the Company has made a formal written announcement to Company employees about your transition and departure (the “Company Announcement”); provided that you may communicate with your tax advisors, attorneys, and spouse about your transition and departure before the Company Announcement, provided further that you first advise such persons not to reveal information about your transition and departure and each such person agrees. Once the Company has announced your departure, you agree to limit any communications regarding your departure to statements that are consistent with the Company’s press release.

Future Cooperation

You agree to cooperate fully with the Company (including its outside counsel) in connection with: (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times, provided that the Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with your business or personal activities. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

Release of Claims

In consideration for, among other terms, the Company’s offer to continue to employ you during the Transition Period and the other benefits described in this Agreement, including the opportunity to participate in vesting events during the Transition Period, to which you acknowledge you would otherwise not be entitled, you, on your own behalf and on behalf of your heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably release, waive and forever discharge, the Company and each of its affiliates, parents, successors, predecessors, and subsidiaries including, but not limited to, the employee benefit plans of each and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each in their official and personal capacities (all of the foregoing, together with the Company, the “Released Parties”) from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of your signing of this Agreement. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); any claim for wages, severance pay, vacation pay, back or front pay or other forms of compensation, whether under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; any claim for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; and any claim arising under any common law principle or public policy, including but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium and any other claim of any nature whatsoever, both in law and equity, whether personal or economic, known or unknown, arising at any and all times up to this date against any of the Released Parties. You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorneys’ fees or costs from any of the Released Parties with respect to any claim released by this Agreement. Nothing contained in this release shall affect the parties’ respective rights or ability to enforce (i) their respective rights under this Agreement, (ii) the Company’s obligation to defend and indemnify you under the terms of any separate indemnification agreement, the Company’s certificate of incorporation and by-laws, Delaware law and any applicable directors and officers liability insurance policy or (iii) any causes of action or claims that cannot be released as a matter of law provided further, this release shall not affect your rights with respect to vested options and/or equity issued to you by the Company.

Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

Defend Trade Secrets Act

You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the employer's trade secrets to your attorney and use the trade secret information in the court proceeding if you: (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).

Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that the you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

Unemployment Benefits

The Company will not oppose your claim for unemployment insurance benefits; provided that, and for the avoidance of doubt, nothing herein shall prohibit the Company from responding truthfully to any requests for information from a Government Agency.

Other Provisions

Termination of Payments. In the event that you fail to comply with any of your obligations under this Agreement (including the Restrictive Covenants Agreement that has been incorporated by reference), in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your at will employment (if you are still employed) and, to the extent applicable, terminate any payments of the Severance Amount and/or seek repayment of any previously paid payments of the Severance Amount. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement.

Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and acknowledges that venue in such courts is proper.

Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by you and the Company to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against you or the Company or the “drafter” of all or any portion of this Agreement.

Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenants Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company

Entire Agreement. This Agreement constitutes the entire agreement between you and the Company regarding the subject matter herein. This Agreement supersedes any previous agreements or understandings between you and the Company, except the Preserved Agreements and any other obligations specifically preserved in this Agreement. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except as set forth in this Agreement.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original or a PDF copy of this letter within the time period set forth above. This Agreement will become effective upon the execution by both parties (the “Effective Date of this Agreement”).

Very truly yours,

By: /s/ Theodore Proukou                     June 29, 2020

Name:Theodore Proukou Date

Title:	SVP & Chief People Officer

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Andrew Oh                                  June 29, 2020

Andrew Oh Date

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, Andrew Oh, hereby acknowledge and certify that I entered into a Transitional Services and Separation Agreement with Rubius Therapeutics, Inc. (the “Company”), in connection with the ending of my employment (the “Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement. Pursuant to the Agreement, and provided that I have satisfied the Conditions, I am required to execute this certificate, which updates the release of claims set forth in Section 8 of the Agreement and adds a release under the Age Discrimination in Employment Act (this “Certificate”), in order to be eligible for the Severance Benefits. I understand that I may not sign this Certificate until on or after the Separation Date and that I must return it to the Company within twenty one (21) days after the Separation Date as set forth below.

I, therefore, agree as follows:

1.	A copy of this Certificate was attached to the Agreement as Exhibit A.
2.	In consideration of the benefits contained in the Agreement, including but not limited to the Severance Benefits set forth in Section 4 of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Section 8 of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement and I release any claims under the Age Discrimination in Employment Act.
3.	I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Certificate and the Agreement.
4.	I acknowledge that I have knowingly and voluntarily entered into this Certificate and that the Company advises me to consult with an attorney before signing this Certificate. I understand and acknowledge that I have been given the opportunity to consider this Certificate for twenty-one (21) days from my receipt of this Certificate before signing it (the “Consideration Period”). To receive the severance benefits, I must return a signed, unmodified original or PDF copy of this Certificate so that it is received by Maiken Keson-Brookes at or before the expiration of the Consideration Period. If I do not sign the Agreement, my employment will end, I will not be entitled to the severance benefits set forth in the Agreement. If I sign this Agreement, for the period of seven (7) business days from the date when I sign this Agreement, I have the right to revoke this Certificate by written notice to Ms. Keson-Brookes. For such a revocation to be effective, it must be delivered so that it is received by Ms. Keson-Brookes at or before the expiration of the seven (7) business day revocation period. This

Certificate shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date of the Certificate”).
5.	I agree that this Certificate is part of the Agreement.

________________________________________

Andrew Oh

________________________________________

Date